EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the parties named below agree to the joint filing on behalf of each them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of common stock of Star Gold Corp., a Nevada corporation, and further agree that this Joint Filing Agreement be included as Exhibit 99.1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 5th day of March, 2026.

Myrmikan Gold Fund, LLC

By: /s/ Daniel Oliver Jr

Manager of Myrmikan

Capital, LLC

Myrmikan Capital, LLC

By: /s/ Daniel Oliver Jr

Daniel Oliver Jr

Manager

/s/ Daniel Oliver Jr

Daniel Oliver Jr